VERA BRADLEY ANNOUNCES FISCAL YEAR 2015 THIRD QUARTER RESULTS

Third quarter net revenues from continuing operations totaled $125.2 million

Income from continuing operations totaled $8.7 million, or $0.21 per diluted share, for the quarter

Company ends quarter with strong cash position of $90.3 million and year-over-year inventories down 29.4%

Company purchased $3.5 million under $40 million share repurchase plan

Company expects earnings from continuing operations of $1.00 to $1.05 per share for fiscal year

FORT WAYNE, Ind., December 10, 2014 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the third quarter and nine months ended November 1, 2014.

Overview of Third Quarter and Year-to-Date Results

Net revenues from continuing operations totaled $125.2 million for the current year third quarter, compared to $128.9 million in the prior year third quarter ended November 2, 2013. Income from continuing operations totaled $8.7 million, or $0.21 per diluted share, for the current year third quarter compared to $15.7 million, or $0.39 per diluted share, in the prior year third quarter.

For the nine months ended November 1, 2014, net revenues from continuing operations totaled $356.4 million, compared to $374.5 million in the prior year nine months ended November 2, 2013. Income from continuing operations totaled $23.5 million, or $0.58 per diluted share, for the current year nine month period compared to $40.2 million, or $0.99 per diluted share, in the comparable prior year period.

Robert Wallstrom, Chief Executive Officer, noted, “We exceeded our earnings per share guidance for the quarter. Our third quarter revenues and gross margin rate were in the mid-range of our guidance; SG&A was favorable to our expectations due to expense control and the timing of certain expenses that will be incurred in the fourth quarter.”

Wallstrom continued, “We remain confident that our five-year strategic plan and the steps we are taking to evolve our merchandising, distribution and marketing are the right ones for the future of our business. We are in the early stages of our transformation, and we have made substantial progress over the last three quarters in modernizing and elevating our product assortments, expanding our reach through new store openings, evolving to a ‘made-for-outlet’ model in our factory outlet stores, enhancing our online presence and growing our department store relationships. We continue to face short-term challenges, such as weak store traffic, but believe we are heading in the right direction and that these efforts will pay off in the years ahead.”

“Importantly, we have carefully managed our inventories and ended the quarter with a very solid cash position,” Wallstrom added.

Discontinued Operations

In June 2014, the Company entered into a five-year agreement with Mitsubishi Corporation Fashion Company and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company exited its direct business in Japan during the third quarter of fiscal 2015 and is accounting for it as a discontinued operation. Income statement numbers referenced in this release reflect the Company’s continuing operations.

Third Quarter Results

Current year third quarter net revenues from continuing operations of $125.2 million were in the mid-range of the Company’s guidance of $123 million to $128 million. Prior year third quarter revenues from continuing operations totaled $128.9 million.

Current year third quarter Direct segment revenues totaled $77.9 million, a 15.1% increase over $67.7 million in the prior year third quarter. In the Company’s stores, third quarter year-over-year net revenues grew 10.4%, reflecting the opening of 11 full-line and 12 factory outlet stores during the past 12 months. Comparable sales (including e-commerce) increased 0.9% for the quarter (reflecting a 13.5% decline in comparable store sales and a 22.2% increase in e-commerce sales). As expected, third quarter comparable store sales were negatively impacted by year-over-year declines in store traffic.

Indirect segment revenues decreased 22.8% to $47.3 million from $61.2 million in the prior year third quarter, primarily due to lower orders from the Company’s specialty retail accounts as well as a reduction in the number of specialty retail accounts.

Gross profit from continuing operations for the quarter totaled $65.8 million, or 52.5% of net revenues, compared to $71.2 million, or 55.2% of net revenues, in the prior year third quarter. The year-over-year decline in gross margin rate was primarily related to deleveraging overhead costs and modestly increased year-over-year online promotional activity. The third quarter gross margin rate was consistent with guidance of 52.0% to 53.0%.

SG&A expense from continuing operations totaled $53.3 million, or 42.5% of net revenues, in the current year third quarter, compared to $47.6 million, or 36.9% of net revenues, in the prior year third quarter. As expected, SG&A dollars increased over the prior year primarily due to strategic investments including new store expenses, key management additions, marketing and e-commerce initiatives. The SG&A expense rate was below the 43.0% to 44.5% guidance primarily due to cost containment efforts and the timing of approximately $300,000 of expenses which were delayed to the fourth quarter.

Operating income from continuing operations totaled $13.6 million, or 10.9% of net revenues, in the current year third quarter, compared to $24.7 million, or 19.2% of net revenues, in the prior year third quarter.

The effective tax rate was 34.9% for the quarter compared to 36.3% in the prior year third quarter. The year-over-year decrease in the effective rate was due primarily to state tax matters including a reversal of reserves no longer deemed necessary.

YTD Results

Current year net revenues from continuing operations for the nine months totaled $356.4 million, compared to $374.5 million in the same period last year.

Direct segment revenues totaled $227.9 million for the nine months ended November 1, 2014, a 6.7% increase over $213.5 million in the prior year comparable period. In the Company’s stores, current year-over-year net revenues grew 6.5%, reflecting the opening of 11 full-line and 12 factory outlet stores during the past 12 months, which was partially offset by a comparable store sales decline. Comparable sales (including e-commerce) fell 4.0% for the nine months (reflecting a 14.0% decline in comparable store sales and a 10.8% increase in e-commerce sales).

For the nine months, Indirect segment revenues decreased 20.2% to $128.5 million from $160.9 million in the prior year, primarily due to lower orders from the Company’s specialty retail accounts as well as a reduction in the number of specialty retail accounts.

Gross profit from continuing operations for the nine months totaled $189.0 million, or 53.0% of net revenues, compared to $209.6 million, or 56.0% of net revenues, in the comparable prior year period. The year-over-year decline in gross margin rate was primarily related to deleveraging overhead costs and increased year-over-year promotional activity.

SG&A expense from continuing operations totaled $154.0 million, or 43.2% of net revenues, in the current year nine months, compared to $148.7 million, or 39.7% of net revenues, in the prior year period.

Operating income from continuing operations totaled $38.1 million, or 10.7% of net revenues, in the current year nine-month period, compared to $64.5 million, or 17.2% of net revenues, in the prior year period.

The effective tax rate was 37.9% for the nine months compared to 37.2% in the prior year nine months.

Cash flow from operating activities for the nine months totaled $56.3 million, compared to $34.8 million for the same period last year. The improvement was driven primarily by a reduction in inventory levels.

Cash and cash equivalents as of November 1, 2014 totaled $90.3 million compared to $13.7 million at the end of last year’s third quarter. The Company had no debt outstanding at November 1, 2014. Quarter-end inventory was $106.3 million, below guidance of $125 million to $135 million and compared to $150.5 million last year. Net capital spending for the nine months totaled $22.4 million.

During the third quarter, the Company repurchased approximately $3.5 million of common stock under its $40 million share repurchase plan (equating to approximately 169,000 shares at an average price of $20.96).

Fourth Quarter and Fiscal Year 2015 Outlook

For the fourth quarter of fiscal 2015, on a continuing operations basis, the Company expects:

•	Net revenues to be in the range of $158 million to $163 million compared to prior year fourth quarter revenues of $156.4 million.

•	The gross margin rate to range from 53.5% to 54.5% compared to 52.8% in the prior year fourth quarter.

•	SG&A as a percent of sales to range from 35.5% to 36.5% compared to 33.6% in the prior year fourth quarter.

•
Diluted earnings per share from continuing operations to be in the range of $0.43 to $0.47, based on diluted weighted-average shares outstanding of 40.4 million and an effective tax rate of 38.4%. Diluted earnings per share from continuing operations totaled $0.49 in the prior year fourth quarter.

The Company expects inventory to be $100 million to $110 million at the end of the fiscal year, compared to $136.9 million at the end of last fiscal year.

For fiscal 2015, on a continuing operations basis, the Company expects:

•	Net revenues to be in the range of $514 million to $520 million compared to $530.9 million last year.

•	The gross margin rate to range from 53.0% to 53.5% compared to 55.0% last year.

•	SG&A as a percent of sales to range from 40.8% to 41.3% compared to 37.9% last year.

•
Diluted earnings per share from continuing operations to be in the range of $1.00 to $1.05, based on diluted weighted-average shares outstanding of 40.6 million and an effective tax rate of 38.4%. Diluted earnings per share from continuing operations totaled $1.48 last year.

•	Net capital spending of approximately $40.0 million.

Call Information

A conference call to discuss fiscal 2015 third quarter results is scheduled for today, Wednesday, December 10, 2014, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 587-0613, and enter the access code 5189386. A replay of the call will be available shortly after the conclusion of the call and remain available through December 24, 2014. To access the recording, listeners should dial (877) 870-5176, and enter the access code 5189386.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,700 specialty retail doors, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan and third-party inventory liquidation.

The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer.

For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended November 1, 2014. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)
Mediacontact@verabradley.com

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 1, 2014	February 1, 2014	November 2, 2013
Assets
Current assets:
Cash and cash equivalents	$90,334	$59,215	$13,712
Accounts receivable, net	38,136	29,174	44,976
Inventories	106,256	136,923	150,512
Income taxes receivable	2,717	—	1,632
Prepaid expenses and other current assets	9,303	9,952	9,964
Deferred income taxes	15,297	13,094	12,373
Total current assets	262,043	248,358	233,169
Property, plant, and equipment, net	103,567	84,940	81,969
Other assets	614	1,085	1,289
Total assets	$366,224	$334,383	$316,427
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,511	$27,745	$27,595
Accrued employment costs	14,039	10,586	11,691
Other accrued liabilities	17,699	14,891	15,867
Income taxes payable	2,592	1,625	—
Total current liabilities	62,841	54,847	55,153
Deferred income taxes	3,323	4,643	6,539
Other long-term liabilities	24,010	19,746	18,962
Total liabilities	90,174	79,236	80,654
Shareholders’ equity:
Additional paid-in-capital	80,488	78,153	78,061
Retained earnings	199,108	178,002	158,556
Accumulated other comprehensive loss	(13)	(1,008)	(844)
Treasury stock	(3,533)	—	—
Total shareholders’ equity	276,050	255,147	235,773
Total liabilities and shareholders’ equity	$366,224	$334,383	$316,427

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net revenues	$125,204	$128,949	$356,361	$374,477
Cost of sales	59,436	57,710	167,394	164,900
Gross profit	65,768	71,239	188,967	209,577
Selling, general, and administrative expenses	53,274	47,565	153,982	148,691
Other income	1,110	1,027	3,152	3,608
Operating income	13,604	24,701	38,137	64,494
Interest expense, net	215	139	319	470
Income from continuing operations before income taxes	13,389	24,562	37,818	64,024
Income tax expense	4,668	8,905	14,326	23,799
Income from continuing operations	8,721	15,657	23,492	40,225
Loss from discontinued operations, net of taxes	(1,780)	(431)	(2,386)	(859)
Net income	$6,941	$15,226	$21,106	$39,366
Basic weighted-average shares outstanding	40,663	40,605	40,663	40,596
Diluted weighted-average shares outstanding	40,716	40,652	40,720	40,633
Net income (loss) per share - basic
Continuing operations	$0.21	$0.39	$0.58	$0.99
Discontinued operations	(0.04)	(0.01)	(0.06)	(0.02)
Net income	$0.17	$0.37	$0.52	$0.97
Net income (loss) per share - diluted
Continuing operations	$0.21	$0.39	$0.58	$0.99
Discontinued operations	(0.04)	(0.01)	(0.06)	(0.02)
Net income	$0.17	$0.37	$0.52	$0.97

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013
Cash flows from operating activities
Net income	$21,106	$39,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	10,957	10,651
Provision for doubtful accounts	(129)	(190)
Loss on disposal of property, plant, and equipment	—	9
Stock-based compensation	2,943	2,857
Deferred income taxes	(3,523)	(624)
Changes in assets and liabilities:
Accounts receivable	(8,833)	(7,921)
Inventories	30,667	(19,154)
Prepaid expenses and other assets	1,120	1,531
Accounts payable	(6,901)	12,742
Income taxes payable	(1,750)	(8,726)
Accrued and other liabilities	10,596	4,305
Net cash provided by operating activities	56,253	34,846
Cash flows from investing activities
Purchases of property, plant, and equipment	(22,358)	(15,418)
Net cash used in investing activities	(22,358)	(15,418)
Cash flows from financing activities
Payments on financial-institution debt	—	(45,000)
Borrowings on financial-institution debt	—	30,000
Tax withholdings for equity compensation	(608)	(411)
Repurchase of common stock	(3,092)	—
Other financing activities, net	(71)	122
Net cash used in financing activities	(3,771)	(15,289)
Effect of exchange rate changes on cash and cash equivalents	995	(30)
Net increase in cash and cash equivalents	$31,119	$4,109
Cash and cash equivalents, beginning of period	59,215	9,603
Cash and cash equivalents, end of period	$90,334	$13,712
Supplemental disclosure of cash flow information
Non-cash operating, investing, and financing activities
Repurchase of common stock incurred but not yet paid	$441	$—
Property, plant, and equipment expenditures incurred but not yet paid	$7,226	$—

Vera Bradley, Inc.
Supplemental Statements of Income Fiscal 20151
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	May 3, 2014	August 2, 2014	November 1, 2014
Net revenues	$112,197	$118,960	$125,204
Cost of sales	52,442	55,516	59,436
Gross profit	59,755	63,444	65,768
Selling, general, and administrative expenses	50,045	50,663	53,274
Other income	1,577	465	1,110
Operating income from continuing operations	11,287	13,246	13,604
Interest expense, net	80	24	215
Income from continuing operations before income taxes	11,207	13,222	13,389
Income tax expense	4,330	5,328	4,668
Income from continuing operations	6,877	7,894	8,721
Discontinued operations, net of income taxes	(310)	(296)	(1,780)
Net income	$6,567	$7,598	$6,941
Basic weighted-average shares outstanding	40,639	40,686	40,663
Diluted weighted-average shares outstanding	40,725	40,719	40,716
Net income (loss) per share - basic
Continuing operations	$0.17	$0.19	$0.21
Discontinued operations	(0.01)	(0.01)	(0.04)
Net income	$0.16	$0.19	$0.17
Net income (loss) per share - diluted
Continuing operations	$0.17	$0.19	$0.21
Discontinued operations	(0.01)	(0.01)	(0.04)
Net income	$0.16	$0.19	$0.17

Vera Bradley, Inc.
Supplemental Statements of Income Fiscal 20141
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	May 4, 2013	August 3, 2013	November 2, 2013	February 1, 2014	February 1, 2014
Net revenues	$121,559	$123,969	$128,949	$156,419	$530,896
Cost of sales	54,085	53,104	57,710	73,784	238,683
Gross profit	67,474	70,865	71,239	82,635	292,213
Selling, general, and administrative expenses	54,078	47,157	47,646	52,540	201,421
Other income	1,951	630	1,027	1,168	4,776
Operating income from continuing operations	15,347	24,338	24,620	31,263	95,568
Interest expense, net	141	82	58	101	382
Income from continuing operations before income taxes	15,206	24,256	24,562	31,162	95,186
Income tax expense	5,860	9,034	8,905	11,258	35,057
Income from continuing operations	9,346	15,222	15,657	19,904	60,129
Discontinued operations, net of income taxes	(157)	(271)	(431)	(458)	(1,317)
Net income	$9,189	$14,951	$15,226	$19,446	$58,812
Basic weighted-average shares outstanding	40,580	40,603	40,605	40,606	40,599
Diluted weighted-average shares outstanding	40,624	40,623	40,652	40,694	40,648
Net income (loss) per share - basic
Continuing operations	$0.23	$0.37	$0.39	$0.49	$1.48
Discontinued operations	—	(0.01)	(0.01)	(0.01)	(0.03)
Net income	$0.23	$0.37	$0.37	$0.48	$1.45
Net income (loss) per share - diluted
Continuing operations	$0.23	$0.37	$0.39	$0.49	$1.48
Discontinued operations	—	(0.01)	(0.01)	(0.01)	(0.03)
Net income	$0.23	$0.37	$0.37	$0.48	$1.45

1On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company exited its direct retail business in Japan in the third quarter. The supplemental schedules provided above recasts the Company's first three quarters of fiscal 2015 and four quarters and year-to-date fiscal 2014 income statements to present the Japan results as discontinued operations.